EXHIBIT 99.1

Wako Logistics Group Adds CEO For China and Hong Kong Operations

CHICAGO, Jan. 8, 2007 /PRNewswire/ — Wako Logistics Group, Inc. ("WLG", "Group") (OTC Bulletin Board: WKOL - News) today announced Mr. Anthony Leung will join the Group on January 15, 2007, as the Chief Executive Officer of its operations in Hong Kong and China.

Over the past two years, WLG has aggressively expanded its operations in China, adding 8 new offices and over 100 employees in China. Hong Kong and China are at the core of the Group's international freight forwarding and logistics business and WLG expects substantial growth and profitability from these key locations over the next several years.

Mr. Leung has over 30 years experience in the freight forwarding and logistics industry, having worked extensively in senior positions in Hong Kong, China and North America for some of the largest companies in the industry. Most importantly, Mr. Leung has been in on the ground floor in the opening by China to foreign freight forwarders and logistics providers and, with his fluency in English, Mandarin and Cantonese and knowledge of the logistics business in China, is particularly well suited to lead the growth of WLG's operations in China and Hong Kong.

Chris Wood, CEO of WLG, commented: "Adding Anthony to our management team strengthens all aspects of our business in Asia. He has a strong track record of success in both mid-sized and large companies and will be a great help in our goal to become one of the leading providers of freight forwarding and logistics services to international customers around the world. He comes to WLG at a time when our offices in China are showing double digit growth, and he has the experience and management skills to make our business in China into a world-class provider of a full range of logistics services to fully satisfy the diverse needs of our global customers. I am delighted to welcome Anthony to the WLG family and believe he is an excellent choice to help WLG move to a new level."

About Wako Logistics Group, Inc.

WLG is a non-asset based third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its subsidiaries and divisions. With more than three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and freight management services in Asia, Australia, North America and Europe. Additional information is available at http://www.wakogroup.com/.

Forward-looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.